UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 17, 2008

BPI Energy Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

British Columbia, Canada	001-32695	75-3183021

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

30775 Bainbridge Road, Suite 280, Solon, Ohio	44139

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (440) 248-4200
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
(a) On November 17, 2008, BPI Energy Holdings, Inc. (“BPI”) received notice from NYSE Alternext US LLC (“NYSE Alternext” or the “Staff”), which was formerly known as the American Stock Exchange, indicating that NYSE Alternext intends to delist BPI’s common stock.
          The Staff’s notice indicates that BPI no longer complies with the continued listing standards of NYSE Alternext for the following reasons:
•	The Staff has determined that BPI is in violation of the NYSE Alternext Company Guide (the “Company Guide”) in that BPI has sustained losses which are so substantial in relation to BPI’s overall operations or existing financial resources, or BPI’s financial condition has become so impaired that it appears questionable, in the opinion of NYSE Alternext, as to whether BPI will be able to continue operations and/or meet its obligations as they mature.

•	Based on BPI’s press release of October 30, 2008 stating that BPI is currently insolvent and given the current market value of BPI’s common stock, NYSE Alternext considers that it has received authoritative advice that BPI’s common stock is without value.

•	The Staff has concluded that, as a result of its low selling price, BPI’s common stock may not be suitable for auction market trading should BPI’s common stock continue to be listed on NYSE Alternext.

•	BPI’s failure to file its Annual Report on Form 10-K for the year ended July 31, 2008 by the due date violated (i) the Company Guide, which conditions the continued listing on NYSE Alternext on the timely filing of periodic reports, and (ii) BPI’s listing agreement with NYSE Alternext.
          Based on the foregoing, the Staff has determined that it is appropriate to initiate delisting procedures at this time. If BPI elects not to appeal the Staff’s determination by November 24, 2008, the determination will become final and the Staff will proceed to delist BPI’s common stock. BPI is currently evaluating its option (1) to appeal the determination of NYSE Alternext to delist BPI's common stock and (2) to request a hearing before a committee of NYSE Alternext to present a plan to regain compliance with the listing standards of NYSE Alternext. However, there can be no assurance that BPI's request for continued listing will be granted.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BPI Energy Holdings, Inc.
By:	/s/ James G. Azlein
James G. Azlein
Chief Executive Officer and President

Date: November 18, 2008